Exhibit 99.1
INVESTOR RELATIONS CONTACT:
E. J. Bird
Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
June 8, 2018

SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS FIRST QUARTER 2018 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "our," "we," or the "Company") (NASDAQ: SHOS) today reported results for the quarter ended May 5, 2018.
Overview of Unaudited Results

Results for the first fiscal quarter of 2018 compared to the first fiscal quarter of 2017 included:

•	Net loss decreased $12.0 million to $9.4 million from $21.4 million

•	Loss per share decreased $0.53 to $0.41 loss per share from $0.94 loss per share

•	Comparable store sales decreased 10.5%

•	Adjusted EBITDA increased $11.6 million to $2.9 million from an $8.7 million loss

Will Powell, Chief Executive Officer and President, said, “We were relatively pleased with our performance in the first quarter. We achieved an $11.6 million increase in adjusted EBITDA despite significant weather-related headwinds in the lawn and garden business, our second largest category. The impact of our business transformation initiatives was most apparent in the Outlet business, which increased its adjusted EBITDA by $15.5 million in the quarter, primarily due to a significantly improved gross margin rate."

We are continuing implementation of the strategic plan to transform our business model. Meaningful progress is evident across many of our initiatives that serve to enable this change. Examples include:

•	In the first quarter 2018 lease-to-own comparable sales increased 32.2% and leasing share of total sales increased to 8.0%, up 253 basis points compared to the first quarter 2017.

•
Consistent with our belief that the Lease/Rent-to-Own business is an important part of our future, we have opened five new Buddy's Home Furnishings Rent-to-Own stores since January 2018 as a franchisee, enabling us to benefit from Buddy's extensive expertise and systems infrastructure in this business in which we own the inventory that is rented to our customers. Buddy's Home Furnishings is the third largest "Rent to Own" dealer in the United States with over 330 locations nationwide. We plan to open approximately 10 to 15 additional locations in fiscal 2018.

•
SearsHometown.com sales were up 348.3% compared to first quarter 2017. This performance as a percent to total Hometown sales was up 64 basis points versus fourth quarter 2017, further highlighting our rapid online revenue growth.

•	Changes to our Outlet pricing strategy and as-is appliance sourcing improvements led to decreased markdowns and margin improvement of 799 bps in our Outlet segment.

•	During the first quarter we completed 15 additional direct sourcing agreements for our Hometown segment, further reducing our reliance on SHC for Hometown inventory.

•
We closed 21 stores in the quarter as we continue to aggressively pursue options to exit the remaining under-performing locations that do not provide a positive return for the Company. In the second quarter we intend to make further progress on our store portfolio optimization initiative by closing 90 to 100 stores in our Hometown segment. We have inventory investments in these stores of $25 million to $28 million and anticipate using proceeds from the liquidation of this inventory to pay down borrowings under our Senior ABL Facility. We believe this will result in a one-time charge between $6.5 mil lion and $7.5 million in the second quarter, but will advance our efforts to improve the profitability of our Hometown segment and strengthen our balance sheet. There continues to be a group of stores in our Hometown segment that are not providing a sufficient return for the capital we have invested in these stores and that, as a group, are generating negative adjusted EBITDA.  Despite our efforts to improve the performance of these unproductive stores through our business improvement initiatives, these stores have not achieved the level of progress that many of our more profitable stores have achieved.  We will continue to actively seek to work with the owners of these unproductive stores to exit the business should they determine that is also in their best interest.  Underlying these unproductive Hometown segment stores is a base of more productive locations that are achieving significantly higher average store sales and adjusted EBITDA. We intend to increase our investment in these stores as part of our strategy to improve the profitability of our Hometown segment.

First Quarter Performance Highlights

Consolidated comparable store sales were down 10.5% in the first quarter of 2018:

•
Hometown segment comparable store sales declined 11.6% in the first quarter of 2018. Appliance comparable store sales outperformed the average. Unseasonably cool temperatures led to lawn and garden materially under-performing the comparable store sales average, contributing approximately 50% to Hometown’s total comparable store sales dollar decline. Improved weather conditions since late April have led to a significant sales trend change, reinforcing our view that in the second quarter of 2018 we should achieve a markedly improved sales trend in this category if the favorable weather conditions continue. Tools also underperformed the comparable store sales average, as we continue to work to improve inventory availability in this category. While we have seen improvement, several key lines in the tool category will continue to have issues into the second quarter as we work with our supplier of Craftsman tools to improve availability, as well as new suppliers of other national brands to fill these gaps.

•
Outlet segment comparable store sales declined 8.3% in the first quarter of 2018. This decline was driven by the continuation of the new as-is appliance pricing strategy in Outlet that we launched late in the second quarter of 2017. As a result appliances underperformed the average comparable store sales. The positive gross margin benefit achieved from continuing this new pricing strategy significantly outweighs the sales decline. Furniture had positive comparable store sales, as the Ashley Furniture program we launched in mid-April last year continued to deliver strong results. Mattresses also achieved positive comparable store sales in the quarter.

Consolidated gross margin was $87.5 million, or 22.9% of net sales, in the first quarter of 2018 compared to $93.8 million, or 20.9% of net sales, in the first quarter of 2017. The gross margin rate improvement of 200 basis points offset a significant portion of the volume-related decrease in gross margin.

•
Hometown gross margin decreased $12.4 million, or 18.4%, to $55.0 million in the first quarter of 2018. Hometown gross margin rate decreased by 99 basis points to 21.7%. The decline was driven by a lower margin on merchandise sales.

•
Outlet gross margin increased $6.1 million, or 23.0%, to $32.5 million in the first quarter of 2018. Outlet gross margin rate improved by 799 basis points to 25.5% driven by higher margins on merchandise sales partially offset by an increase in occupancy costs as a percent of sales due to the sales decline and an increase in the mix of Company-operated stores.

Consolidated selling and administrative expenses decreased 18.4% to $90.5 million, or 23.7% of net sales, in the first quarter of 2018 from $110.9 million, or 24.7% of net sales, in the comparable quarter last year. The decrease was primarily due to (1) lower expenses from closed stores (net of new store openings), (2) lower commissions paid to dealers and franchisees on lower sales volume and a shift in the mix of Company-operated stores and (3) lower IT transformation investments partially offset by higher payroll costs associated with the shift in mix of Company-operated stores. IT transformation expense was $5.7 million, or 1.5% of net sales, in the first quarter of 2018 compared to $9.3 million, or 2.1% of net sales, in the first quarter of 2017.

We recorded operating losses of $5.6 million and $19.3 million the first quarters of 2018 and 2017, respectively. The decrease in operating loss was primarily due to a higher gross margin rate and a decrease in selling and administrative expenses partially offset by lower sales volume.

We recorded a net loss of $9.4 million for the first quarter of 2018 compared to a net loss of $21.4 million for the prior-year comparable quarter. The decrease in our net loss was primarily attributable to the factors discussed above as well as lower income tax expense partially offset by higher interest expense. Income tax expense of $0.4 million and $0.8 million was recorded in the first quarters of 2018 and 2017, respectively. The effective tax expense rate was 4.6% in the first quarter of 2018 and 4.0% in the first quarter of 2017.

Consolidated adjusted EBITDA improved $11.8 million to $2.9 million in the first quarter of 2018 from an $8.7 million loss in the first quarter of 2017.

•
Hometown adjusted EBITDA decreased $3.9 million to a $5.9 million loss in the first quarter of 2018 from a $2.0 million loss in the first quarter of 2017. The decrease was driven by lower volume and a lower gross margin rate partially offset by lower selling and administrative expenses.

•
Outlet adjusted EBITDA increased $15.5 million in the first quarter of 2018 to $8.8 million from a $6.7 million loss in the first quarter of 2017. The improvement was driven by an improved gross margin rate and lower selling and administrative expenses partially offset by lower sales.

IT Transformation and Operational Independence

We continued to make progress toward the full-scale migration and implementation of our new IT systems platforms in the first quarter of 2018. We have completed and put into production, a large portion of the functionality; including but not limited to, Hometown transactional websites, human resources management, payroll and owner commissions management, accounts payable, accounts receivable, and merchandise procurement and fulfillment.  At the end of our first quarter, software development and customization were substantially complete, and resources are deeply engaged in completing end-to-end testing and user acceptance testing in advance of our initial store pilot. In addition to the progress that was made to advance our IT systems capabilities, we also entered into direct sourcing and merchandise supply agreements with several of our key merchandise suppliers.  These strategic sourcing relationships further enhance our operational independence and position us to achieve improved inventory availability which will enable us to optimize merchandise revenues. In the second quarter of 2018, we expect to complete all remaining testing efforts, and we anticipate deploying a small-scale pilot of our IT systems across a limited number of store locations. After we assess the learnings and resolve any issues uncovered during our pilot phase, we will embark on a chain-wide deployment of the new systems. Selling and administrative expenses included $5.7 million of IT transformation investments in the first quarter of 2018 compared to $9.3 million in the first quarter of 2017. We expect store deployment of point-of-sale systems and other major components of our IT transformation to be to be substantially completed by the end of our 2018 fiscal year, and we do not expect further significant investments after 2018.

Financial Position

We had cash and cash equivalents of $14.3 million as of May 5, 2018 and $22.4 million as of April 29, 2017. Unused borrowing capacity as of May 5, 2018 under our Amended and Restated Credit Agreement dated as of November 1, 2016 (the "Senior ABL Facility") was $47.9 million with $114.9 million drawn and $7.2 million of letters of credit outstanding. On February 16, 2018, the Company entered into a $40 million Term Loan Credit Agreement with Gordon Brothers Finance Company (the "Term Loan Agreement"). The Term Loan Agreement is secured by a second lien security interest (subordinate only to the liens securing the Senior ABL Facility) on substantially all the assets of the Company and its subsidiaries (the same assets as the assets specified with respect to the Senior ABL Facility). The proceeds of the $40 million loan under the Term Loan Agreement were used primarily to reduce borrowings under the Senior ABL Facility. For the first quarter of 2018, we funded ongoing operations with cash provided by financing activities. Our primary needs for liquidity are to fund inventory purchases, IT transformation investments, capital expenditures and for general corporate purposes.

In the first quarter of 2018, we continued our agreement with Sears Holdings whereby SHO paid Sears Holdings's invoices for merchandise and services on accelerated terms in exchange for cash discounts. The discounts we received for the accelerated payments, less incremental interest expense, resulted in a net financial benefit to the Company. Our Senior ABL Facility borrowings increased by approximately $16 million as of May 5, 2018 as a result of the accelerated payments. We can, in our sole discretion, revert to ten-day, no-discount payment terms at any time.

Total merchandise inventories were $332.4 million at May 5, 2018 and $372.5 million at April 29, 2017. Merchandise inventories declined $17.7 million and $22.4 million in Hometown and Outlet, respectively. The decrease in Hometown was primarily due to store closures. Outlet's decrease was primarily (1) driven by store closures, (2) planned changes in inventory flow, and (3) lower levels of receipts from Sears Holdings.

Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.

Adjusted EBITDA

In addition to our net loss determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

The Company has undertaken an initiative on a limited number of occasions to accelerate the closing of under-performing stores in an effort to improve profitability and make the most productive use of capital. Under-performing stores are typically closed during the normal course of business at the termination of a lease or expiration of a franchise or dealer agreement and, as a result, do not have significant future lease, severance, or other non-recurring store-closing costs. When we close a significant number of stores or close them on an accelerated basis (closing prior to termination or expiration), the Company excludes the associated costs of the closings from adjusted EBITDA.

The following table presents a reconciliation of consolidated adjusted EBITDA to consolidated net loss, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended
Thousands	May 5, 2018	April 29, 2017
Net loss	$(9,369)	$(21,434)
Income tax expense	408	832
Other income	(100)	(319)
Interest expense	3,452	1,591
Operating loss	(5,609)	(19,330)
Depreciation and amortization	2,608	2,204
Provision for franchisee note losses, net of recoveries	42	116
IT transformation investments	5,743	9,255
Accelerated closure of under-performing stores	79	(950)
Adjusted EBITDA	$2,863	$(8,705)

The following table presents a reconciliation for our reporting segments of their adjusted EBITDA to operating (loss) income, the most comparable GAAP measure for each of the periods indicated:

	13 Weeks Ended
	Hometown		Outlet
Thousands	May 5, 2018	April 29, 2017	May 5, 2018	April 29, 2017
Operating (loss) income	$(11,358)	$(7,932)	$5,749	$(11,398)
Depreciation and amortization	1,324	855	1,284	1,349
Provision for franchisee note losses, net of recoveries	(57)	(83)	99	199
IT transformation investments	3,976	6,154	1,767	3,101
Accelerated closure of under-performing stores	221	(950)	(142)	—
Adjusted EBITDA	$(5,894)	$(1,956)	$8,757	$(6,749)

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING AND OTHER INFORMATION
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “forward looking statements”). Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” "on target," and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, (1) could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and (2) could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: if Sears Holdings seeks the protection of the U.S. bankruptcy laws (including the effects of the imposition of the "automatic stay" and the effects if Sears Holdings were to seek to reject one or more of our agreements with Sears Holdings); our ability to offer merchandise and services that our customers want, including those branded with the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by, or licensed to, subsidiaries of Sears Holdings and are collectively referred to as the “KCD Marks”); our Amended and Restated Merchandising Agreement with Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires all rights, title and interest in and to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires all rights, title and interest in and to all of the KCD Marks Sears Holdings may terminate the Amended and Restated Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major appliances and other products branded with one of the KCD Marks; on May 26, 2016 Sears Holdings announced that it would explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands and on August 25, 2016 Sears Holdings announced that it was continuing to explore alternatives for these businesses by evaluating potential partnerships or other transactions; on March 9, 2017 Sears Holdings announced that it had completed its sale to Stanley Black & Decker, Inc. of Sears Holdings's Craftsman business (the "Stanley Purchase"), including the Craftsman brand name and related intellectual property rights (Sears Holdings has waived its right in the Amended and Restated Merchandising Agreement to terminate, as a result of the Stanley Purchase, the Company's rights to buy from Sears Holdings merchandise branded with the Craftsman brand); on July 20, 2017 Sears Holdings announced the launch of Kenmore products on Amazon.com and that Sears Holdings planned to expand the full line of Kenmore home appliances available on Amazon.com; on August 22, 2017 Sears Holdings announced licensing agreements with third parties to manufacture and distribute Kenmore floor care products and Diehard batteries and flashlights; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the impact of increased costs following the Separation and other losses of benefits associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings' appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings on terms (including vendor-payment terms for Sears Holdings' merchandise purchases) that are acceptable to it (which vendor-payment terms, we believe, are becoming, and in the future could continue to become, increasingly uneconomic for Sears Holdings) and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to pay to Sears Holdings merchandise-related subsidies and allowances and cash discounts (some of which Sears Holdings is obligated to pay to us, which amounts declined significantly during the fourth fiscal quarter of 2017); our ability to resolve, on commercially reasonable terms, future disputes with Sears Holdings regarding the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies and services for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or provide logistics and other services to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us or reduce providing, or cease to provide, logistics and other services to us; if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of outlet-value merchandise could decline; our ability to maintain an effective and productive business relationship with Sears Holdings, particularly if future disputes were to arise with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings (except for amendments agreed to after the Separation), and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); as we increase our merchandise purchases directly from our vendors, their willingness to continue to supply to us, on terms (including vendor-payment terms) that are acceptable to us, merchandise that we would need to ensure continuity of merchandise supplies for our businesses; the impact of increased costs, such as transportation costs, on our business due to a decline in our results of operations or financial condition, a decline in Sears Holdings' results of operations or financial condition, or general economic conditions; our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and independent franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business ("SHO's SHC-Supplied Systems"); SHO's SHC-Supplied Systems could be subject to disruptions and data/security breaches (Sears Holdings announced on May 31, 2017 that its Kmart store payment-data systems had been infected with a malicious code and that the code had been removed and the event contained and on April 4, 2018 Sears Holdings announced that one of its vendors that provides online support services to Sears and Kmart had notified Sears Holdings that the vendor had experienced a security incident during 2017 that involved unauthorized access to credit card information with respect to less than 100,000 Sears Holdings's customers), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; our ability to implement our IT transformation in accordance with our plans, expectations, current timetable, and anticipated cost; limitations and restrictions in the Senior ABL Facility, the Term Loan Agreement, and related agreements governing our indebtedness and our ability to service our indebtedness; competitors could continue to reduce their promotional pricing on new-in-box appliances, which could adversely impact our sales of out-of-box appliances and associated margin; our ability to generate profitable sales of merchandise and services on our transactional ecommerce websites in the amounts we have planned to generate; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our ability to significantly reduce or eliminate the Hometown segment's negative adjusted EBITDA via our efforts to close unproductive Hometown segment stores and reduce the inventory, marketing, promotion, supply chain, and other expenses associated with these stores; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholder's ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the "Risk Factors," that are included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of its date, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.

About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of May 5, 2018, we or our independent dealers and independent franchisees operated a total of 882 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.
* * * * *

SEARS HOMETOWN AND OUTLET STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended
Thousands, except per share amounts	May 5, 2018	April 29, 2017
NET SALES	$381,281	$448,233
COSTS AND EXPENSES
Cost of sales and occupancy	293,803	354,478
Selling and administrative	90,479	110,881
Depreciation and amortization	2,608	2,204
Total costs and expenses	386,890	467,563
Operating loss	(5,609)	(19,330)
Interest expense	(3,452)	(1,591)
Other income	100	319
Loss before income taxes	(8,961)	(20,602)
Income tax expense	(408)	(832)
NET LOSS	$(9,369)	$(21,434)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(0.41)	$(0.94)
Diluted:	$(0.41)	$(0.94)

Basic weighted average common shares outstanding	22,702	22,702
Diluted weighted average common shares outstanding	22,702	22,702

SEARS HOMETOWN AND OUTLET STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

Thousands	May 5, 2018	April 29, 2017	February 3, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,288	$22,360	$10,402
Accounts and franchisee receivables, net	12,784	10,915	14,672
Merchandise inventories	332,449	372,487	336,294
Prepaid expenses and other current assets	8,101	8,883	7,131
Total current assets	367,622	414,645	368,499
PROPERTY AND EQUIPMENT, net	35,830	41,021	36,049
OTHER ASSETS, net	7,242	17,259	8,140
TOTAL ASSETS	$410,694	$472,925	$412,688
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$114,900	$93,700	$137,900
Payable to Sears Holdings Corporation	22,896	36,023	28,082
Accounts payable	17,730	27,671	15,741
Other current liabilities	50,594	64,252	53,142
Total current liabilities	206,120	221,646	234,865
TERM LOAN, net	38,412	—	—
OTHER LONG-TERM LIABILITIES	2,111	2,117	2,284
TOTAL LIABILITIES	246,643	223,763	237,149
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	164,051	249,162	175,539
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$410,694	$472,925	$412,688

SEARS HOMETOWN AND OUTLET STORES, INC.
SEGMENT RESULTS
(Unaudited)

	13 Weeks Ended May 5, 2018
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$172,560	$105,375	$277,935
Lawn and garden	48,465	4,786	53,251
Tools and paint	19,153	3,149	22,302
Other	13,526	14,267	27,793
Total	253,704	127,577	381,281
Costs and expenses
Cost of sales and occupancy	198,728	95,075	293,803
Selling and administrative	65,010	25,469	90,479
Depreciation and amortization	1,324	1,284	2,608
Total	265,062	121,828	386,890
Operating (loss) income	$(11,358)	$5,749	$(5,609)
Total assets	$289,035	$121,659	$410,694
Capital expenditures	$1,918	$352	$2,270
Total stores	752	130	882

	13 Weeks Ended April 29, 2017
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$197,726	$125,865	$323,591
Lawn and garden	63,563	5,595	69,158
Tools and paint	25,287	3,880	29,167
Other	10,638	15,679	26,317
Total	297,214	151,019	448,233
Costs and expenses
Cost of sales and occupancy	229,874	124,604	354,478
Selling and administrative	74,417	36,464	110,881
Depreciation and amortization	855	1,349	2,204
Total	305,146	162,417	467,563
Operating loss	$(7,932)	$(11,398)	$(19,330)
Total assets	$320,074	$152,851	$472,925
Capital expenditures	$1,255	$821	$2,076
Total stores	864	148	1,012